Exhibit - Item 28(a)(3)

PERMANENT PORTFOLIO FAMILY OF FUNDS

AMENDMENT NO. 1 TO AGREEMENT AND DECLARATION OF TRUST

This AMENDMENT NO. 1 TO AGREEMENT AND DECLARATION OF TRUST (“Declaration”) is made as of May 25, 2016, by Permanent Portfolio Family of Funds (“Trust”), a Delaware statutory trust.

WHEREAS, pursuant to Section 10.3 of the Declaration, the Declaration may be amended or otherwise supplemented at any time by adoption by a majority of the Trustees then in office of a resolution specifying such amendment; and

WHEREAS, the Trustees desire to amend the Declaration to amend and restate Schedule A to redesignate the common shares as Class I shares and to establish two additional classes of shares designated as Class A shares and Class C shares of each Series listed in Schedule A to the Declaration.

NOW, THEREFORE, be it:

SCHEDULE A is hereby amended and restated in its entirety as follow:

SCHEDULE A

Series	Classes

Permanent Portfolio	Class I shares, Class A shares and Class C shares

Short-Term Treasury Portfolio	Class I shares, Class A shares and Class C shares (Class A shares and Class C shares are not currently offered)

Versatile Bond Portfolio	Class I shares, Class A shares and Class C shares

Aggressive Growth Portfolio	Class I shares, Class A shares and Class C shares

Dated as of May 25, 2016